Exhibit 99.1

HANA BIOSCIENCES LICENSES NORTH AMERICAN COMMERCIAL RIGHTS FOR
ZENSANA™ TO PAR PHARMACEUTICAL IN A $50 MILLION DEAL

South San Francisco, CA (August 1, 2007) - Hana Biosciences (NASDAQ: HNAB), a biopharmaceutical company focused on advancing cancer care, today announced that it has entered into an exclusive licensing agreement with Par Pharmaceutical (NYSE: PRX) for the development and commercialization of Zensana™ (ondansetron HCI) Oral Spray in North America. Zensana is the first 5-HT3 antagonist to deliver ondansetron, a standard antiemetic therapy, in an oral spray. Ondansetron is used in the prevention of nausea and vomiting as a result of chemotherapy, radiation, and surgery. Leerink Swann & Company acted as the exclusive advisor to Hana for this transaction.

Under the terms of the agreement, Par Pharmaceutical gains exclusive North American rights to Zensana, and will have primary responsibility for the compound’s development, all regulatory filings with the U.S. Food and Drug Administration and sales and marketing. Hana Biosciences will receive an initial payment of $5 million through the sale of common stock at a share price of $2.00, a 25% percent premium. Hana may also receive up to $45 million in development and commercialization milestone payments. Following Zensana’s approval, Hana will be eligible to receive royalty payments on sales exceeding specified levels.

“Par is an ideal partner to commercialize Zensana, which we believe will be an important product for patients suffering from nausea following chemotherapy, radiation or surgery. Par has built a strong portfolio of proprietary products and brings proven capabilities in the commercialization of supportive care products,” stated Mark J. Ahn, PhD, President and Chief Executive Officer. “This agreement provides Hana with a means of leveraging Zensana to achieve near- and long-term revenues while focusing our internal efforts on Hana’s pipeline of oncology product candidates. Led by our three product candidates utilizing our Optisome™ Nanoparticle Technology, we look forward to advancing our pipeline through clinical development and increasing value for shareholders.”

John A. MacPhee, president of Par’s Branded Products Division, said: “Zensana aligns well with Par’s strategy to expand its presence in supportive care in oncology and AIDS. Zensana would represent an excellent alternative for patients having difficulty tolerating other oral dosage forms of ondansetron.”

About Zensana™ (ondansetron HCl) Oral Spray

Zensana™ (ondansetron HCI) Oral Spray is a 5-HT3 antagonist in development to deliver ondansetron, a standard antiemetic therapy, in a convenient, micromist oral spray for the prevention of nausea and vomiting as a result of chemotherapy, radiation, and surgery. Ondansetron, a selective blocking agent of the hormone serotonin, is an FDA-approved active ingredient that is widely used in tablet form to prevent chemotherapy, radiation, and post-operative associated nausea and vomiting. Many patients requiring antiemetic therapy experience dysphagia, a discomfort or difficulty swallowing tablets, due to mouth and throat sores, inflammation, or dry mouth. Hana believes that the convenience of drug delivery via an oral spray may offer an attractive alternative to tablets and other forms of ondansetron.

About Hana Biosciences, Inc.

Hana Biosciences, Inc. (NASDAQ: HNAB) is a South San Francisco, CA-based biopharmaceutical company focused on acquiring, developing, and commercializing innovative products to advance cancer care. The company is committed to creating value by building a world-class team, accelerating the development of lead product candidates, expanding its pipeline by being the alliance partner of choice, and nurturing a unique company culture. Additional information on Hana Biosciences can be found at www.hanabiosciences.com.

About Par Pharmaceutical Companies, Inc.

PAR Pharmaceutical Companies, Inc. develops, manufactures and markets generic drugs and innovative branded pharmaceuticals for specialty markets. For press release and other company information, visit www.parpharm.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as ``anticipates,'' ``expects,'' ``plans,'' ``believes,'' ``intends,'' and similar words or phrases. These forward-looking statements include without limitation, statements regarding the timing, progress and anticipated results of the clinical development, regulatory processes, potential clinical trial initiations, potential IND and NDA filings and commercialization efforts of Hana's product candidates, including its Zensana product candidate. Such statements involve risks and uncertainties that could cause Hana's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that any of Hana's development efforts relating to its other product candidates will be successful, that Hana will be able to obtain regulatory approval of any of its product candidates, and that the results of clinical trials will support Hana's claims or beliefs concerning the effectiveness of its product candidates. Additional risks that may affect such forward-looking statements include Hana's need to raise additional capital to fund its product development programs to completion, Hana's reliance on third-party researchers to develop its product candidates, and its lack of experience in developing and commercializing pharmaceutical products. Additional risks are described in the company's Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. Hana assumes no obligation to update these statements, except as required by law.